EXHIBIT 99.1


On December 7, 1998, the Registrant issued the following press release:

     "PYR ENERGY REPORTS FISCAL AUGUST 31, 1998 FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced audited financial results for the fiscal years ended August 31, 1998 and 1997. PYR Energy reports that for the fiscal year ended August 31,1998, the Company had a net loss of ($110,807) or ($.012) per common share compared with a net loss of ($16,905) or ($.009) per common share for the eight month fiscal year ended August 31, 1997. The Company has had no revenues from the sale of oil or natural gas production. Total revenues were $46,145 for the fiscal year ended August 31, 1998 and $85,596 for the fiscal year ended August 31, 1997. General and administrative expenses associated with the Company's efforts to pursue primarily its California exploration projects totaled $675,245 for fiscal 1998 and totaled $125,161 for fiscal 1997. In the fiscal year ended August 31, 1998, the Company recorded a gain from the sale of undeveloped oil and gas properties of $556,197. At August 31, 1998, the Company had cash of $373,100, total assets of $2,939,602, current liabilities of $1,328,330 and stockholders' equity of $1,608,611. There were 9,154,804 common shares outstanding at August 31, 1998.

     As previously announced, subsequent to August 31, 1998, the Company issued $2,500,000 of Convertible Promissory Notes in a private placement to a limited group of investors. These Notes are convertible into the Company's convertible preferred stock, which is then convertible into the Company's common stock.

CALIFORNIA OPERATIONS UPDATE
----------------------------

     As previously reported, the Company's exploration well east of Lost Hills in California blew out and ignited on November 23, 1998. The operator, Bellevue Resources, Inc., along with an expert well control team, Boots and Coots, Inc. from Houston, are continuing efforts to extinguish the flames and control the well. Currently these efforts consist primarily of clearing debris from around the well head to evaluate the potential of capping the well from the surface. The Company owns a 10.575% working interest in this well and in approximately 20,000 acres in the vicinity of this well. The Company's cost bearing share of this well is 4.1% with the remaining 6.475% of the costs being carried by other participants through the tanks or commercial production facilities. The Company's after payout working interest in this well is 9.253%

     At Southeast Maricopa, the Company is interpreting approximately 52 square miles of newly acquired 3D seismic data in an effort to further define prospect leads generated with existing 2D seismic data. The Company controls a 100% working interest in approximately 23,000 gross acres here and expects to drill an exploration well in the second quarter of calendar year 1999.

     The Company is also interpreting 39 miles of 3D seismic data over its San Emidio acreage. The Company acquired rights to this data along with a 70% working interest in oil and gas leases covering approximately 5,400 gross acres in November of 1998. The Company expects to drill an exploration/exploitation well here in the second quarter of calendar 1999.

     Denver based PYR Energy applies 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore domestic oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."